Exhibit 99.3

EXECUTION COPY

RIGHT OF FIRST REFUSAL AGREEMENT

THIS LOCK UP AND RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2015 (the “Effective Date”), by and among:

(1)                                 C-Travel International Limited, a limited liability company organized and existing under the laws of the Cayman Islands (“Ctrip”);

(2)                                 Keystone Lodging Holdings Limited, a limited liability company organized and existing under the laws of the Cayman Islands (“Keystone”).

In this Agreement, each of Keystone and Ctrip is hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Keystone is the legal and beneficial owner of the Restricted Shares (as defined below); and

WHEREAS, to induce Ctrip to enter into a Business Cooperation Agreement with Keystone, Keystone desires to grant to Ctrip the right of first refusal and Ctrip desires to have such right of first refusal to purchase all or part of the Restricted Shares, each pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.                                      DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set out below:

“Approvals” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this Agreement, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies.

“Business” means, with respect to the Company and its Subsidiaries, the Company’s or its Subsidiaries’ current business as of the Effective Date.

“Company” means eLong, Inc., a limited liability company organized and existing under the laws of the Cayman Islands.

“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale agreement, title retention agreement or other agreement to give any of the foregoing.

“Excluded Transfer” means a Transfer by Keystone to its Permitted Transferee; provided prior to such Transfer the Permitted Transferee shall execute and deliver to Ctrip a joinder agreement in form and substance reasonably acceptable to Ctrip under which it shall become bound by this Agreement in the same manner as Keystone; provided, further, that if any Person that is a Permitted Transferee ceases to be an Affiliate of Keystone, then such Person shall Transfer the Restricted Shares to Keystone before it ceases to be an Affiliate of Keystone.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational.

“Law” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, and any rules and regulations of any self-regulatory organization (including stock exchange).

“Restricted Shares” means 5,957,996 high-vote ordinary shares, par value $0.01 per share, and 3,608,295 low-vote ordinary shares, par value $0.01 per share, of the Company.

“Permitted Transferee” means any Affiliate of Keystone for so long as such Transferee remains an Affiliate of Keystone all the time following the applicable Transfer.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any governmental Entity, officer, department, commission, board, bureau, or instrumentality thereof.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Taiwan and Macau Special Administrative Region.

“Subsidiary” or “Subsidiaries” with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other Person or otherwise controls such other Person.

“Tax” or “Taxes” means all federal, state, local and foreign taxes of whatever kind imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in any security (including the transfer of any Person that owns directly or indirectly such security or transfer by reorganization, merger, sale of substantially all of the assets or by operation of law).

2.                                      RESTRICTIONS

2.1                               Lock-Up. Keystone shall not, for three (3) years from the date of this Agreement (the “Lock-Up Period”), directly or indirectly:

(a)                                 Transfer any of the Restricted Shares or any right, title or interest therein or thereto, other than in accordance with an Excluded Transfer; or

(b)                                 Directly or indirectly (through any officer, director, shareholder, employee, agent or representative of Keystone or any of its Affiliates) solicit, initiate or encourage any proposal from any Person to purchase or acquire any of the Restricted Shares, or enter into or engage in any negotiations or discussions with, or provide any information to, any Person relating to the above.

2.2          Indirect Transfer. During the Lock-Up Period, any transfer of any share or other voting securities resulting in any change in the control, directly or indirectly, of Keystone or of any other person having control, directly or indirectly, over Keystone shall be deemed as being an indirect Transfer of the Restricted Shares held by Keystone, and the provisions of this Agreement that apply in respect of Transfers of Shares shall thereupon apply in respect of the Restricted Shares so held by Keystone.

3.                                      RIGHT OF FIRST REFUSAL

3.1                               Grant of Right of First Refusal

For three (3) years from the date of this Agreement and subject in all cases to the applicable Laws and Section 2, Keystone hereby, unconditionally and irrevocably grants to Ctrip a right of first refusal (the “Right of First Refusal”) to purchase all or any portion of the Restricted Shares that Keystone or any of its Affiliates (the “Transferor”) may propose to Transfer, at the same price and on the same terms and conditions as those offered to the prospective transferee of such Restricted Shares.

3.2                               ROFR Notice; Procedure

During the term of this Agreement, any Transfer of the Restricted Shares (other than a Excluded Transfer) by Keystone shall be subject to the Right of First Refusal of Ctrip described in this Section 4.2:

(a)                                 if the Transferor proposes to Transfer any Restricted Share held by such Transferor to any Person (a “ROFR Purchaser”), the Transferor shall promptly give written notice (the “ROFR Notice”) to Ctrip prior to such Transfer. The Transfer Notice shall describe in reasonable detail the material terms and conditions of the proposed Transfer, including the number of Restricted Shares to be Transferred, the per Restricted Share purchase price contemplated in such Transfer, and the name and address of the ROFR Purchaser;

(b)                                 Ctrip shall have the right to purchase or designate any of its Affiliates to purchase all or part of the Restricted Shares at the same price and upon the same terms and subject to the same conditions as set forth in the ROFR Notice by giving a written notice (the “ROFR Exercise Notice”) to the Transferor within fifteen (15) Business Days after receipt of the ROFR Notice. If Ctrip fails to deliver a ROFR Exercise Notice within fifteen (15) Business Days after receipt of the ROFR Notice, it shall be deemed to have irrevocably waived its right of first refusal with respect to such Transfer; and

(c)                                  to the extent Ctrip does not elect to purchase all of the Restricted Shares, the Transferor may, not later than thirty (30) days following delivery to Ctrip of the ROFR Notice, conclude a Transfer of the Restricted Shares covered by the ROFR Notice on the same terms and conditions as those described in the ROFR Notice. Any proposed Transfer for a per Restricted Share price less than, or otherwise on terms and conditions which are different from those described in the ROFR Notice, as well as any subsequent proposed Transfer of any Restricted Shares by the Transferor, shall again be subject to the right of first refusal of Ctrip and shall require compliance by the Transferor with the procedures described in this Section 3.2.

3.3                               Consideration; Closing

(a)                                 If Ctrip exercises its Right of First Refusal to purchase any Restricted Shares, then, from and after the date of the ROFR Notice, the Transferor will have no further rights as a holder of such Restricted Shares except the right to receive payment for such Restricted Shares from Ctrip in accordance with the terms of this Agreement. The Transferor will forthwith cause all certificate(s) evidencing such Restricted Shares to be surrendered to the Company for Transfer to Ctrip or its designated Affiliates; and

(b)                                 The closing of the purchase of the Restricted Shares shall take place, and all payments from Ctrip shall have been delivered to the Transferor, by the later of (i) the date specified in the ROFR Notice as the intended date of the Transfer; and (ii) thirty (30) days after delivery of the ROFR Notice.

3.4                               Transfer Void; Equitable Relief

Any Transfer of Restricted Shares not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement could result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate.  Therefore, the Parties unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Restricted Shares not made in strict compliance with this Agreement).

4.                                      REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1                               Representations and Warranties of Keystone

Keystone hereby represents and warrants to Ctrip that each of the representations and warranties set forth below is true and correct as of the date hereof:

(a)                                 it is duly organized, validly existing and in good standing under the applicable Law and it has carried out all procedures and obtained all approvals required under the applicable Law and has the requisite power under the applicable Law to enter into this Agreement and to perform all of its obligations hereunder;

(b)                                 it has taken all internal actions necessary to authorise it to enter into or perform this Agreement; and

(c)                                  neither the execution nor performance of this Agreement will conflict with, or result in a breach of, or constitute a default under, any provision of the articles of association of Keystone or any other contracts or agreements binding upon it other than any such conflicts, breaches or defaults under any such other contracts or agreements that would not reasonably negatively affect the ability of it to perform this Agreement, and there is no agreement with a third party affecting or limiting its right to perform this Agreement or subjecting such performance to a third party’s prior consent.

4.2                               Representations and Warranties of Ctrip

Ctrip hereby represents and warrants to Keystone that each of the representations and warranties set forth below is true and correct as of the date hereof:

(a)                                 Ctrip is duly organized, validly existing and in good standing under the applicable Law and Ctrip has carried out all procedures and obtained all approvals required under the applicable Law and has the requisite power under the applicable Law to enter into this Agreement and to perform all of its obligations hereunder;

(b)                                 Ctrip has taken all internal actions necessary to authorise it to enter into or perform this Agreement; and

(c)                                  Neither the execution nor performance of this Agreement will conflict with, or result in a breach of, or constitute a default under, any provision of the articles of association of Ctrip or any other contracts or agreements binding upon Ctrip other than any such conflicts, breaches or defaults under any such other contracts or agreements that would not reasonably negatively affect the ability of Ctrip to perform this Agreement, and there is no agreement with a third party affecting or limiting the right of Ctrip to perform this Agreement or subjecting such performance to a third party’s prior consent.

5.                                      INDEMNIFICATION

Each Party (the “Indemnitor”) shall indemnify the other Party (the “Indemnitee”) against all losses, costs, damages and expenses (including attorney fees) suffered or incurred by the Indemnitee directly or indirectly as result of a breach or non-compliance by the Indemnitor of any of its representations, warranties or covenants contained herein, except to the extent such losses, costs, damages and expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.

6.                                      TERMINATION

This Agreement shall continue in full force and effect at all times after the Effective Date provided that this Agreement shall terminate upon the third anniversary of the Effective Date.  Termination of this Agreement shall not excuse any Party from any liability arising at or prior to such termination, and Section 7, this Section 8 and Section 9 shall survive such termination.

7.                                      MISCELLANEOUS

7.1                               Confidentiality

(a)                                 “Confidential Information” means any information concerning this Agreement or the transactions contemplated hereby and any information concerning the Restricted Shares.

(b)                                 Each Party shall be fully liable and responsible pursuant to this Agreement for any breach of this Section 9.1 by their respective Affiliates and their respective directors, officers, employees, accountants, counsel and other representatives and agents (each a “Representative” and collectively, “Representatives”).

(c)                                  Each Party shall, and shall cause its Affiliates and Representatives to, treat and hold as confidential any and all Confidential Information, provided, however that, (i) if any such Person becomes legally compelled to disclose any Confidential Information, such Person shall provide Ctrip (in the case of Silver or its Affiliate or Representatives) or Keystone (in the case of Ctrip or its Affiliate or Representatives) with prompt written notice of such requirement so that such other Party may at seek a protective order or other remedy, (ii) in the event that such protective order or other remedy is not obtained, or such other Party waives compliance with this Section 7.1, such legally compelled party shall furnish only that portion of the Confidential Information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information, (iii) the Parties agree and acknowledge that remedies at law for any breach of obligations under this Section 7.1 are inadequate and that in addition thereto the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach; and (iv) notwithstanding the foregoing, information or other materials or data disclosed to or otherwise in the possession of a Person described above prior to disclosure by the other Party or its Affiliates or Representatives, or which is otherwise publicly available through no breach by any such Person of any obligation of confidence, shall not be Confidential Information.

7.2                               Further Assurances

Silver agrees to perform and cause to be performed all further actions and things, and execute and deliver and cause to be executed and delivered such further documents, as may be required by Law or as Ctrip may reasonably request, to implement and/or give effect to this Agreement and the transactions hereunder.

7.3                               Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties and no such assignment shall relieve such Party of its duties or obligations hereunder. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the Parties hereto) or inure to the benefit of any Person (other than the Parties hereto).

7.4                               Amendments

This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of Keystone and Ctrip.

7.5                               Governing Law; Dispute Resolution

(a)                                 Applicable Law. This Agreement shall be governed by and construed in accordance with the law of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

(b)                                 Arbitration. The Parties irrevocably agree that any dispute arising in connection with this Agreement (including, but not limited to, any dispute concerning the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled and resolved by binding arbitration in Singapore in accordance with the Rules of Arbitration of the International Chamber of Commerce for the time being in force,  which rules are deemed to be incorporated by reference into this Section. The tribunal shall consist of three arbitrators to be appointed in accordance with the aforesaid Rule. The arbitration proceedings shall be conducted in English and shall take place in Singapore.  Any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the Parties.  To the extent permitted by law, the Parties irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority. Arbitration expenses shall be paid by the losing party or as fixed by the arbitral tribunal. If a Party needs to enforce an arbitral award by legal action of any kind, the Party against which such legal action is taken shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation incurred by the party seeking to enforce the award. Judgment upon any award rendered may be entered in any court having jurisdiction.

7.6                               No Waiver; Cumulative Remedies

Except as specifically set forth herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.7                               Severability

The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

7.8                               Execution in Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile or electronic transmission of a counterpart hereto shall constitute an original hereof.

7.9                               No Strict Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.10                        Entire Agreement

This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement, provided that nothing herein shall exclude liability for fraudulent misrepresentation. This Agreement supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

C-Travel International Limited:

By:	/s/ XIAOFAN WANG
Name:	Xiaofan Wang
Title:	Chief Financial Officer
Address:

Keystone Lodging Holdings Limited:

By:	/s/ NANYAN ZHENG
Name:	Nanyan Zheng
Title: